UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 15, 2011

IFLI ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-21134	04-2893483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Congress Park Drive, Suite 304, Delray Beach, FL	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (561) 330-3500

1500 Gateway Boulevard, Suite 220, Boynton Beach, FL 33426
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01	Other Events.

Following our recent acquisition of SimplePons, Inc., and as contemplated by our definitive Information Statement on Schedule 14C as filed with the Securities and Exchange Commission on November 21, 2011, effective December 16, 2011 we will:

●	effect a forward stock split of all of the outstanding shares of our common stock at a ratio of two for one (2:1);
●	change our corporate name to SimplePons Inc.; and
●	increase the number of authorized shares of our common stock from 75,000,000 shares to 400,000,000 shares.

In conjunction therewith, on November 21, 2011 we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware which will be effective time on December 16, 2011.  The forward stock split will be distributed to all shareholders of record on December 12, 2011.  No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.  There will be no change in the par value of our common stock.  Our new CUSIP number of the effective date of the actions will be 828821108.

Stockholders on the record date will receive certificates representing the additional shares of common stock issued to the stockholder as a result of the forward stock split, bearing our new name and new CUSIP number.  These certificates will be distributed directly to our stockholders by our transfer agent, American Stock Transfer & Trust Company, Inc., and no action is required by our stockholders to receive the additional shares of common stock to which they will be entitled as a result of the forward stock split.

We expect our common stock, which is quoted on the OTC Bulletin Board under the symbol “IFLI,” will be quoted on a post-split basis on December 19, 2011.  The name change to SimplePons, Inc. and our new trading symbol of “QPON” will take effective at market open on December 22, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFLI ACQUISITION CORP.

Date: December 15, 2011	By:	/s/ Martin Scott
Martin Scott, Chief Financial Officer